Exhibit 99.1

Provident Community Bancshares Reports First Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--April 23, 2010--Provident Community Bancshares, Inc. (NASDAQ CM:PCBS) (the “Corporation”) recorded a net loss to common shareholders of $101,000 for the three months ended March 31, 2010 as compared to a net loss of $1.7 million for the same period in 2009. Operating results for the current period were impacted by a compression of the net interest margin caused by declining market interest rates offset by lower provisions for loan losses and operating expenses along with an increase in non-interest income. Net loss per common share was $0.06 (diluted) for the three months ended March 31, 2010, versus a net loss of $0.95 per common share (diluted) for the same period in 2009.

At March 31, 2010, assets totaled $438.5 million, a decrease of $18.5 million, or 4.0%, from $457.0 million at December 31, 2009. Investment securities at March 31, 2010 decreased 13.6% to $131.1 million from $151.8 million at December 31, 2009. Fed funds sold at March 31, 2010, increased $15.1 million to $20.3 million from $5.3 million at December 31, 2009 as a result of sales and maturities of securities. Net loans receivable decreased 5.0% to $237.9 million at March 31, 2010 as a result of lower demand. Deposits decreased $6.8 million to $325.9 million at March 31, 2010 as a result of reductions in municipal deposits. FHLB advances and other borrowings decreased $11.5 million to $71.5 million at March 31, 2010 due primarily to the maturation of borrowings. Shareholders’ equity decreased $261,000, or 1.0%, to $25.9 million at March 31, 2010 from $26.1 million at December 31, 2009 due primarily to a $163,000 increase in unrealized losses on securities available for sale along with a net loss of $101,000.

Nonperforming loans which are primarily commercial real estate properties were $21.9 million as of March 31, 2010, or 8.9% of total loans, as compared to $20.9 million at December 31, 2009, an increase of $1.0 million. Real estate acquired through foreclosure increased $500,000, to $6.4 million at March 31, 2010 from $5.9 million at December 31, 2009, as a result of a foreclosure on one commercial real estate property. Bad debt charge-offs, net of recoveries, were $1.0 million for the three months ended March 31, 2010 compared to $1.3 million for the same period in 2009. The downturn in the residential housing market continues to be the primary factor leading to the deterioration in our loan portfolio.

Dwight V. Neese, President and CEO, said “During the first quarter, our financial performance improved but was still affected by the continued decline in real estate values in the markets we serve. Our results reflect the positive outcome of proactive measures that were taken earlier to deal with uncertain market conditions. As a result, our increased capital levels, higher underwriting standards and profitable core banking operation all contributed to an improved quarter. Our holding company and our bank both exceed the regulatory well capitalized levels and we will continue to focus our attention on core operations with the goal of enhancing long-term value for our shareholders.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2009, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2010, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,

Income Statement Data	2010	2009

Net interest income	$2,121	$2,111
Provision for loan losses	896	2,700
Net interest income (loss) after loan loss provision	1,225	(589)
Non-interest income	1,361	790
Other-than-temporary-impairment on securities	(303)	(309)
Non-interest expense	2,339	2,516
Benefit for income taxes	(74)	(929)
Net income (loss)	18	(1,695)
Accretion of preferred stock to redemption value	2	--
Preferred dividends accrued	117	25
Net Loss to common shareholders	($101)	($1,720)
Loss per common share: basic	($0.06)	($0.95)
Loss per common share: diluted	($0.06)	($0.95)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,787,890
Diluted	1,790,599	1,787,890
Cash dividends per share	$0.00	$0.03
Balance Sheet Data	At 3/31/10	At 12/31/09

Total assets	$438,531	$457,003
Cash and due from banks	30,376	15,631
Investment securities	131,076	151,750
Loans	243,354	255,999
Allowance for loan losses	5,433	5,579
Deposits	325,946	332,762
FHLB advances and other borrowings	71,491	83,020
Junior subordinated debentures	12,372	12,372
Shareholders’ equity	25,860	26,121
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599
Equity to assets	5.90%	5.72%
Total loans to deposits	74.66%	76.93%

Bank Regulatory Capital ratios:
Leverage ratio	7.44%	7.17%
Tier 1 capital ratio	11.56%	10.86%
Total risk-based capital ratio	12.82%	12.11%

Asset Quality

Non-performing loans	$21,875	$20,869
Other real estate owned	6,441	5,917
Total non-performing assets	$28,316	$26,786
Percentage of non-performing loans to total loans	8.99%	8.15%
Percentage of non-performing assets to total assets	6.45%	5.86%
Allowance for loan losses to nonperforming loans	24.84%	26.73%
Allowance for loan losses to total loans	2.23%	2.18%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, President & CEO, 803-980-1863